Exhibit 10.9

SECOND AMENDED AND RESTATED CONSULTING AGREEMENT

This SECOND AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is entered into as of September 1, 2010 (the “Agreement Date”) effective as of January 1, 2010 (the “Effective Date”), by and between BIOHORIZONS, INC., a Delaware corporation (on behalf of itself and its affiliates, the “Company”), on the one hand, and CARL E. MISCH, D.D.S., an individual resident of the State of Michigan (“Dr. Misch”), CARL E. MISCH, D.D.S., PC (a/k/a Advanced Implant Dentistry), a Michigan professional corporation (the “PC”), and MISCH IMPLANT INSTITUTE, INC., a Michigan corporation (the “Institute”), on the other hand (Dr. Misch, the PC and the Institute are sometimes herein collectively called the “Misch Parties” and the Misch Parties and the Company are sometimes herein collectively called the “Parties”).

RECITALS:

Dr. Misch is a founder and stockholder of the Company and a recognized leader in implant dentistry, conducting his individual clinical practice through the PC. Dr. Misch also offers professional services relating to lecturing, teaching and consulting in his individual capacity and through the Institute.  Dr. Misch and BioHorizons Implant Systems, Inc., the Company’s subsidiary, are parties to an Amended and Restated Consulting Agreement, dated as of January 1, 2005 (the “Prior Agreement”), pursuant to which Dr. Misch provides consulting services to the Company.

The Misch Parties and the Company have agreed to certain other matters regarding their relationship and the development and ownership of certain intellectual property, all for the mutual benefit of the Company and the Misch Parties.

The Parties desire to enter into this Agreement, which amends, restates and supersedes the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Obligations and Duties of Dr. Misch.

A.            Engagement as Consultant.  The Company hereby engages Dr. Misch to provide the consulting and other services described in this Agreement, and Dr. Misch hereby accepts such engagement, all upon the terms and conditions set forth herein. In such capacity, Dr. Misch shall fulfill his duties and obligations hereunder, and shall cause the PC and the Institute to fulfill their obligations hereunder, all as specifically set forth below.

B.            Lectures.

(i)            During the term of this Agreement, Dr. Misch shall be available upon reasonable advance request by the Company, taking due account of Dr. Misch’s other time commitments, to prepare and deliver scientific and educational presentations at professional

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

meetings and in other settings, whether live, recorded or media presentations, including presentations directed at patients and the public, for up to [***] hours per lecture.

(ii)           The Company shall pay Dr. Misch an honorarium of $[***] per lecture given in the United States and the Company and Dr. Misch shall negotiate in good faith the honorarium to be paid by the Company for lectures given outside of the United States.

(iii)          The Company shall pay Dr. Misch a minimum of $[***] under this Section 1B in each calendar year unless Dr. Misch is unwilling or unable to fulfill his obligations under this Section 1B upon reasonable request.

C.            Other Obligations of Dr. Misch.

(i)            The parties will treat any intellectual property in any works and inventions created by Dr. Misch or under his direction in connection with such presentations as set out in Section 6.

(ii)           If Dr. Misch becomes aware of any actual or potential conflict between his responsibilities to the Company and his responsibilities that arise from his clinical practice, his teaching or his involvement in the Institute, Dr. Misch shall promptly disclose to the Company all facts and other information material to such actual or potential conflict.

(iii)          Dr. Misch shall provide advice, guidance and assistance to the Company in developing strategic and business plans, budgets and projections, contacts, customer and prospect lists, strategic alliances, and such other matters as may be reasonably requested by the Company from time to time.

(iv)          Dr. Misch shall provide such other services and assistance to the Company consistent with and similar to the above-described services, and commensurate with his stature in the field of implantology, as the Company may reasonably request upon reasonable notice from time to time.

(v)           As a condition of receiving the benefits and payments described in this Agreement, Dr. Misch agrees that during the term of this Agreement, and for a period of two (2) years following the expiration or termination of this Agreement, not to (x) disparage, criticize or otherwise call into question the Company or any of its policies or products or (y) make any untrue statements concerning any of the Company’s products.  Dr. Misch recognizes that, because of his position and reputation, any comment by him may have a potential for harm to the Company, regardless of intent; provided, however, that nothing contained herein shall (i) restrict Dr. Misch from making any statements (A) in connection with any legal, regulatory or administrative proceeding or investigation or (B) as may be required by law or professional standards, (ii) restrict Dr. Misch from exercising any rights as a stockholder of the Company.

2.             Duties of the Institute.

A.            The Company shall be the exclusive exhibitor for dental implants, biologics and related products for all surgical sessions of the Institute.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

B.            The Company shall have the right to have up to [***] ([***]) product support specialists or other Company representatives (“Company Representatives”) present at each session and such Company Representatives shall be permitted to take part in all formal and informal Institute activities.

C.            The Company shall have the right to designate up to [***] ([***]) residents (“Designated Residents”) to attend each session and such Designated Residents shall be permitted to take part in all formal and informal Institute activities.  The Company shall pay the Institute $[***] per Designated Resident per year, not to exceed an annual total of $[***], which shall include all costs associated with attendance by the Designated Residents.

D.            The Company shall pay the Institute $[***] per surgical session, which shall include all costs associated with attendance by the Company Representatives.

E.             Payments under this Section 2 shall not exceed $[***] per year.  In the event that more than ten (10) surgical sessions occur in a calendar year, the Company shall have the rights of attendance and exclusivity set forth in this Section 2 at no additional cost.

3.             Product Purchases.

A.    Process.  The Misch Parties may order products from the Company by means of Company-approved purchase order forms or Company-approved electronic purchase orders or such other process that the Company shall have in place for acceptance of orders from time to time.

B.    Pricing.  The Misch Parties shall receive the Company’s Military Pricing as in effect from time to time.  As of the Effective Date, Military Pricing reflects the following discounts from the Company’s published U.S. list price:

(i)            Implants = [***]% discount;

(ii)           Implant prosthetic components, AlloDerm and MemLok = [***]% discount;

(iii)          MinerOss = [***]% discount.

C.            Terms.  All prices are FOB (Incoterms 2000) Birmingham, Alabama and are expressed exclusive of any taxes that may apply.  The applicable Misch Party shall bear all applicable taxes, charges and fees, including national, federal, state, municipal, local and other taxes (such as sales, VAT or similar taxes) on its purchases.

4.             Duties of the Company.

A.            Expense Reimbursement.  The Company shall promptly reimburse Dr. Misch for all reasonable out-of-pocket expenses, including reasonable travel expenses, that he incurs in connection with the performance of his duties under this Agreement and as to which he submits documentation satisfactory to the Company in its reasonable discretion.  Dr. Misch shall submit such documentation reasonably promptly after such expenses are incurred.  Dr. Misch

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

shall be entitled to reimbursement for business class air travel if his performance of his duties hereunder entails flights on which he is unable to obtain upgrades through his frequent traveler awards or benefit programs.

B.            Company Trademarks and Marketing Materials.  The Company hereby grants to Dr. Misch and the Institute throughout the term of this Agreement a paid-up, royalty-free license and associated commercial rights to use the Company’s trademarks and marketing and promotional materials in connection with implant dentistry activities, so long as such uses are truthful, accurate and used in accordance with the Company’s Trademark Usage Guidelines and Partner Brand Usage Guide.  Dr. Misch shall give the Company prior notice of any use of such trademarks and materials and shall (a) promptly make any revisions reasonably requested by the Company as necessary to maintain the goodwill or reputation of the Company, and (b) withdraw or recall any materials that the Company deems to be inaccurate or inappropriate.

C.            Recognition of Dr. Misch and the Institute.  The Company shall use its best efforts to promote Dr. Misch and the Institute as predominant leaders in the field of implant dentistry and shall, as appropriate, make reference to the high quality of educational, scientific and clinical services provided by Dr. Misch and the Institute and the importance and scope of his scientific and clinical contributions to the Company and the design of its products.

5.             Payment Terms.

A.            Each Party shall make the payments due pursuant to this Agreement by check or wire transfer within 60 days from date of invoice.  All payments not made within 60 days will bear interest at the lower of (i) one and one-half (1.5) percent per month or (ii) the maximum rate permitted by applicable law.  In the event that one Party must retain or consult attorneys in order to collect, or attempt to collect, overdue accounts, the Party who has failed to pay within the required period agrees to pay all attorney’s fees, court costs and expenses incurred by the Party seeking payment.  All payments shall be made in United States Dollars.  No Party shall have the right to set off any amounts due hereunder.

B.            If at any time during the term of this Agreement the Company has a class of shares listed on any national securities exchange, the Company shall have the right, but not the obligation, to make up to 25% of the payments to be made to the Misch Parties in any year in the form of restricted stock grants (valued at the closing price on the date of grant) or nonqualified stock options (valued at fair market value of such options on the date of grant).  Such equity grants would be subject to annual vesting for the lesser of four (4) years or the remaining term of this Agreement with such vesting contingent upon the performance by the Misch Parties of their respective obligations under this Agreement.

6.             Agreements with Respect to Patents, Inventions and Developments.  The Parties agree that the following provisions shall govern their relationship with respect to patents, inventions and other intellectual property developments.

A.            Name and Likeness.  Dr. Misch hereby grants the Company throughout the term of this Agreement a paid-up, royalty-free, perpetual license and associated commercial rights to use his name and likeness in connection with implant dentistry; provided, however, that Dr. Misch retains the rights to use his name and likeness solely in connection with (a) the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Institute (so long as the Institute is under his control), (b) his clinical practice, (c) his support of not-for-profit organizations and related activities relating to implant dentistry, and (d) the publication of textbooks and other publications in which he retains ownership of copyrights. Dr. Misch hereby grants to the Company a paid-up, royalty-free perpetual license and associated commercial rights to any derivative non-print media works (such as videotapes, audiotapes, compact discs, DVDs, Blu-Rays or other non-print media).  If Dr. Misch desires to use his name and likeness in connection with other activities (including activities of the Institute) not specified herein, he shall first obtain the written consent of the Company, which shall not be unreasonably withheld. The Company shall provide Dr. Misch with reasonable prior notice of any proposed use of his name and likeness and shall (x) use such name and likeness truthfully and accurately and in a manner consistent with his current high clinical stature, (y) promptly make any revisions to any Company materials reasonably requested by Dr. Misch as necessary to allow him to maintain his academic, professional and clinical stature, and (z) if reasonably requested by Dr. Misch, cease using any Company materials using his name and likeness that he reasonably deems to be inaccurate or inappropriate.

B.            Definitions.  As used in the Agreement, the following terms shall have the following meanings:

(i)            “Licensed Patents” shall mean and include:

(a)           The following United States Patents:

United States Patent Number	Name	Issued Date
5,927,979	Abutment-Mount System for Dental Implants	07-27-1999
6,068,480	Abutment-Mount with Square Driving Surface	05-30-2000
6,083,004	Abutment-Mount System for Dental Implants	07-04-2000
5,628,630	Design Process for Skeletal Implants to Optimize Cellular Response	05-13-1997
5,823,777	Dental Implants to Optimize Cellular Response	10-20-1998
5,954,504	Design Process for Skeletal Implants to Optimize Cellular Response	09-21-1999
6,863,529	Dental drill system and method of use	03-08-2005
6,045,361	Ball-topped screw for facilitating the making of an impression of a dental implant and method of using the same	04-04-2000

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)           Any divisional, continuation or substitute United States patent application which shall be based on such United States Patents;

(c)           Any patents which shall issue on any of the above described patent applications or on any improvements thereof, and any reissues and extensions thereof; and

(d)           Patents and patent applications corresponding to each of the above-described patents and patent applications which are issued, filed, or to be filed in any and all foreign countries, any patents (including but not limited to patents of importation, improvement, or addition, utility models and inventors’ certificates) which shall subsequently issue thereof, and any renewals, divisions, reissues, continuations or extensions thereof.

(ii)           “Licensed Products” shall mean the following dental implants sold by the Company and its affiliates: External, Internal, Single Stage, Tapered Internal and 3.0 mm Implant Systems.

(iii)          “Net Sales” shall mean sales minus returns, discounts and allowances, costs of goods sold and product purchases made by the Misch Parties.

(iv)          “Royalty” shall mean [***]% of worldwide Net Sales, during the term of this Agreement, for each Licensed Patent which the Company practices in order to produce a Licensed Product, provided that in no event will the Royalty exceed [***]% of Net Sales of any Licensed Product even if more than two Licensed Patents are practiced in the production of such Licensed Product.

(v)           “Total Royalty” shall mean $[***] with respect to any calendar year during the term of this Agreement.

C.            Patent License.

(i)            Dr. Misch hereby grants to the Company, upon and subject to all the terms and conditions of this Agreement, an exclusive worldwide license under the Licensed Patents to make, use and sell apparatus embodying the inventions described in the Licensed Patents, for the life of such Licensed Patents, in any and all countries, territories and possessions where the Licensed Patents are effective.

(ii)           In consideration for the licenses granted hereunder, the Company agrees, during the term of this Agreement, to pay to Dr. Misch the Royalty based on the Company’s Net Sales of Licensed Products up to but not in excess of the Total Royalty.  From and after the payment of the Total Royalty by the Company, the Company shall have thereafter a paid-up, royalty-free license to make, have made, use and sell the Licensed Products.

(iii)          The Royalty owed Dr. Misch shall be calculated on a semiannual calendar basis (the “Royalty Period”) and shall be payable no later than sixty (60) days after the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

termination of the preceding full semi-annual period, i.e., commencing on the first (1st) day of January and July, except that the first and last calendar periods may be “short” depending on the Effective Date.

(iv)          For each Royalty Period, the Company shall provide Dr. Misch with a written royalty statement.  Such royalty statement shall be certified as accurate by a duly authorized officer of the Company reciting the Net Sales for each Licensed Product.  Such statements shall be furnished to Dr. Misch regardless of whether any Licensed Products were sold during the Royalty Period or whether any actual Royalty was owed.

(v)           All payments due Dr. Misch based upon sales in countries outside of the United States shall accrue in the currency of the country in which the sales are made.  The Company shall utilize its best efforts to effect United States dollar transfers with respect to such Royalties.  However, any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into United States dollars, and any income, remittance, or other taxes on such Royalties required to be withheld at the source shall be the exclusive responsibility of Dr. Misch.  In the event that currency regulations of a country in which sales are made prohibit the deposit or payment of royalties to Dr. Misch or its nominee, no royalty payment shall accrue or be due and payable by the Company with respect to such sales for so long as such restrictions prevail.

D.            Future Developments, Inventions and Discoveries.

(i)            Disclosure of Publications and Developments.  Dr. Misch agrees to disclose promptly to the Company (a) any publications (“Publications”) and any developments, concepts, ideas, inventions, processes or methods (collectively, “Developments”) in the fields of implant technology, dentistry and oral health conceived, published, invented, developed or reduced to practice by him or under his supervision or control, and (b) any third-party licenses, options or assignments covering Publications or Developments of which he is or becomes aware.

(ii)           Developments.  With respect to any Developments created on or after the Effective Date, Dr. Misch hereby grants to the Company an exclusive right of first negotiation to obtain the commercial rights to any such Developments.

(iii)          Within 30 business days after receipt of written notice of any Development pursuant to subsection (i) above, the Company shall respond to Dr. Misch in writing, either (a) exercising the right of first negotiation with respect to such Development, (b) requesting an extension of such right of first negotiation as reasonably necessary to determine the patentability or commercial viability of such Development, or (c) releasing the right of first negotiation with respect to such Development.

(iv)          If the Company does not so respond within 30 business days (or any extension agreed upon by the parties) or releases its right of first negotiation, Dr. Misch may proceed to commercialize such Development on his own, with the Company or with any third party (subject to any rights of confidentiality with respect to such Development provided for in this Agreement).  In such event, Dr. Misch’s name and likeness may be used in connection with

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

the commercialization of such Development and he may speak on behalf of or endorse products based on such Development, notwithstanding any contrary provisions of this Agreement.

(v)           If the Company exercises its right of first negotiation, the Company and Dr. Misch will negotiate in good faith the terms on which the Company will acquire, or license rights in or to, such Development.  If the Company and Dr. Misch do not reach agreement within 90 days (as such time may be extended in writing by the parties), Dr. Misch may proceed to commercialize such Development on his own, with the Company or with any third party (subject to any rights of confidentiality with respect to such Development provided for in this Agreement).  In such event, Dr. Misch’s name and likeness may be used in connection with the commercialization of such Development and he may speak on behalf of or endorse products based on such Development, notwithstanding any contrary provisions of this Agreement.

E.             United States Patent Application No. 20090305189.  As of the Agreement Date, Dr. Misch has not assigned or agreed to assign any rights under United States Patent Application No. 20090305189 or any divisional, continuation or substitute United States patent application based thereon or any patents which shall issue thereon or on any improvements thereof, or any reissues and extensions thereof or patents or patent applications corresponding to such patent application which are issued, filed, or to be filed in any and all foreign countries.  Dr. Misch shall not make any such assignment or agree to do so without first providing the Company with written notice and following the procedure set forth in Section 6D.

F.             Retention of Rights to Certain Written Works.  The Company agrees that all written materials developed by Dr. Misch alone or with others, without the assistance and support of the Company and unrelated to any Publications or Developments assigned or licensed to the Company pursuant to this Agreement, and any records relating thereto (collectively, “Works”) shall, as between the Company and Dr. Misch, be the sole and exclusive property of Dr. Misch.  Without limiting the generality of the foregoing, such Works shall not be considered to be “works made for hire” of the Company, as such term is defined in the United States copyright laws.  Dr. Misch does not assign such Works to the Company, and does not waive any “moral rights” or similar rights in or with respect to any such Works.

7.             Compliance Matters.

A.            Prohibition on Referrals.  No part of the duties of any Misch Party shall include the referral of patients to the Company or recommending the ordering of products or services from the Company.

B.            Arm’s Length Transaction.  The Parties agree that the compensation provided herein has been determined in arm’s length bargaining and is consistent with fair market value in arm’s-length transactions.  Furthermore, compensation of the Misch Parties is not and has not been determined in a manner that takes into account the volume or value of any referrals of patients or recommending the ordering of products or services with respect to the Company or between or among the Parties.  At all times under this Agreement, Dr. Misch shall be free to exercise and use his own independent professional judgment with respect to all patient

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

care activities and no Misch Party shall be obligated to recommend the Company’s products to any patient.

C.            No Payments in Excess of Legal Limits.  The Parties acknowledge and agree that the compensation paid under this Agreement is intended to be consistent with applicable law, regulation and industry guidelines, and does not exceed the fair market value of the service to be provided to the Company under this Agreement.  The Parties understand and agree that the payments under this Agreement are not intended, directly or indirectly, to induce or reward any Misch Party for ordering, using, or recommending the Company’s products and the Misch Parties are under no obligation under this Agreement or otherwise to make any use or to arrange for or recommend any use of the company’s products or as a reward for past business.

D.            Qualifications.  Dr. Misch represents and warrants that he has not: (i) been convicted of any felony, any business crime, or any crime relating to honesty or integrity; (ii) had his license to practice any licensed profession in any state suspended, revoked, or limited; (iii) been reprimanded or censured by any federal or state licensing or regulatory agency; or the delivery of healthcare items or services, or (iv) been excluded from participation in Medicare, Medicaid or another Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f) or been disbarred or suspended from participation in any activity regulated by the Food and Drug Administration (“FDA”) or in any federal procurement or non procurement program.  Dr. Misch shall promptly notify the Company if any of these events occur.

E.             Compliance with Law and Regulations.  Each Party shall comply with any law, statute, ordinance, directive, code, regulation, rule or order of any Federal, state or local governmental body or agency.  Dr. Misch shall be familiar with the Indications for Use for any Company product with respect to which he may describe, discuss, teach or train.  Dr. Misch further agrees that all aspects of his training of others shall stay within the Indications for Use of the product.  The Parties will negotiate in good faith to amend this Agreement in the event that changes in laws or regulations (or the interpretation thereof) could reasonably be expected to prohibit or otherwise adversely affect any of the activities contemplated by this Agreement.

8.             Transition Period.  The Parties acknowledge that under the Prior Agreement payments to the Misch Parties were made based on stated amounts for an annual period paid periodically, while under this Agreement payments to the Misch Parties will be based on product sales and specific activities and that it is the intention of the Parties to have this Agreement govern the relationship of the Parties for calendar year 2010.  Within sixty (60) days of the Agreement Date, the Company will provide Dr. Misch with an accounting in reasonable detail of payments made between the Effective Date and the Agreement Date and will either issue payments to the applicable Misch Party if sums are due to one or more Misch Parties as a result of such accounting or will issue an invoice if sums are due from one or more Misch Parties.

9.             Noncompetition.

A.            Dr. Misch agrees that during the term of this Agreement, and for a period of two (2) years following the expiration or termination of this Agreement, he will not become directly or indirectly employed by or associated with (as owner, partner, manager, officer, director, consultant or otherwise) any person, firm or entity which is or may be in competition

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

with the Company in the design, manufacture or distribution of dental implants or related products, wherever located (Dr. Misch hereby expressly acknowledging that the business of the Company is conducted on a worldwide basis).  Except as expressly provided in this Agreement, it is the intent of Dr. Misch and the Company to preserve for the Company exclusively the knowledge, trade secrets and experience of Dr. Misch during the term of this Agreement, and Dr. Misch expressly acknowledges and agrees that if such knowledge, experience and trade secrets were available to competitors of the Company, the business of the Company would be irreparably damaged.

B.            Accordingly, Dr. Misch agrees that, in the event of any actual or threatened breach by Dr. Misch of his covenants in this Section 9, the Company shall be entitled to seek temporary and permanent injunctive relief without the necessity of bond, in addition to any other remedies to which the Company may be entitled.

C.            Nothing in this Section 9 shall preclude Dr. Misch from (a) pursuing his clinical practice, (b) pursuing his educational and research activities relating to implant dentistry, including through the Institute, (c) using third party implant products.

10.           Nondisclosure of Proprietary Information and Other Confidential Information.

A.            As used in this Agreement, “Proprietary Information” means any and all information, whether written, oral or in machine-readable form, relating to the Company’s customer lists, marketing plans, financial condition, business affairs, plans or prospects or other trade secrets and confidential information, and any designs, drawings, slogans, texts, logos, ideas, practices, processes, systems, products, inventions, improvements and developments which may have been conceived or reduced to writing, use or practice during the term of this Agreement and which use or utilize any resources of the Company or its affiliates, whether or not published, protected, or protectable by copyright, patent, trademark or other legal protection, unless and until such information shall have become generally known to the public or in the industry other than through any prohibited disclosure of such information.

B.            Dr. Misch acknowledges that in performing his duties and obligations under this Agreement he will receive Proprietary Information which is valuable to the Company.  Dr. Misch shall maintain the confidentiality of all such Proprietary Information unless and until such information shall have become generally known to the public or in the industry other than through any prohibited disclosure of such information and shall not disclose to others, or use, such information except as may be required in the performance of his duties hereunder or otherwise specifically authorized by the Company.

C.            To the extent the Company obtains confidential or proprietary information belonging to Dr. Misch, the PC or the Institute which is not assigned or licensed to the Company pursuant to this Agreement, the Company shall maintain the confidentiality of such information unless and until such information shall have become generally known to the public or in the industry other than through any prohibited disclosure of such information.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

D.            Dr. Misch shall take all reasonable steps (and the Company shall cooperate as reasonably requested in connection therewith) to ensure that all persons and entities associated with his work under this Agreement through the Institute, the PC or his other activities relating to implant dentistry are advised of the confidential and proprietary nature of any information of the Company to which they have access and are made aware of the obligations of confidentiality, exclusivity and non-competition set forth under this Agreement.

E.             The Company shall take all reasonable steps (and Dr. Misch shall cooperate as reasonably requested in connection therewith) to ensure that all persons and entities associated with the Company’s work under this Agreement are advised of the confidential and proprietary nature of any information of the Misch Parties to which they have access and are made aware of the obligations of confidentiality and exclusivity set forth under this Agreement.

F.             Notwithstanding any other provision of this Agreement, the Company may disclose the contents of this Agreement in connection with filings made by the Company with the Securities and Exchange Commission (“SEC”) and may file this agreement as an exhibit to any such SEC filing.  The Company will seek confidential treatment of the contents of this Agreement to the extent permitted by the SEC based on advice of counsel to the Company.

G.            Except as otherwise specifically provided in this Agreement, the obligations of the parties under this Section 10 shall survive and continue in full force and effect for three years following the termination or expiration of this Agreement.

11.           Term and Termination.

A.            This Agreement shall continue in full force and effect until December 31, 2015 or until earlier terminated in accordance with the provisions hereof.

B.            The Company may terminate this Agreement immediately upon written notice to Dr. Misch and be released from all obligations other than those which expressly survive termination of this Agreement, upon the occurrence of any of the following events:

(i)            Dr. Misch breaches in any material respect any of his covenants and obligations hereunder and such breach is not cured to the reasonable satisfaction of the Company within 30 days after written notice by the Company of such breach, or Dr. Misch otherwise engages in any act or omission in the course of his engagement hereunder which is, in the reasonable judgment of the Company, likely to expose the company to legal liability or penalties of any kind.

(ii)           Dr. Misch breaches the covenant set forth in Section 1.C(v).

(iii)          Dr. Misch dies or becomes, in the good faith judgment of the Company, disabled and unable to fulfill his obligations under this Agreement for a period of 180 days or more within any period of 365 consecutive days during the term of this Agreement.

(iv)          Dr. Misch discontinues the clinical practice of dentistry.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(v)           In the good faith judgment of the Company, any other event or occurrence, including any act or omission of Dr. Misch, substantially and materially impairs Dr. Misch’s ability to provide all or any substantial part of the services he is specifically required to render under this Agreement and such material impairment is not cured to the reasonable satisfaction of the Company within 30 days after written notice by the Company thereof.

C.            Dr. Misch may terminate this Agreement immediately upon written notice to the Company, and be released from all obligations other than those which expressly survive termination of this Agreement, upon the occurrence of any of the following events:

(i)            The Company breaches in any material respect any of its covenants and obligations hereunder and such breach is not cured to the reasonable satisfaction of Dr. Misch within 30 days after written notice by Dr. Misch of such breach.

(ii)           The Company, without the prior written consent of Dr. Misch, (a) liquidates or dissolves, (b) makes any assignment for the benefit of creditors, applies for or consents to the appointment of a receiver or files a voluntary petition in bankruptcy, or (c) has a receiver involuntarily appointed or has an involuntarily petition in bankruptcy filed with respect to it unless such appointment or petition is vacated or stayed within 120 days.

D.            In the event that the Institute ceases operations or ceases to be under the control of Dr. Misch, the Company may (i) terminate this Agreement in its entirety or (ii) terminate this Agreement solely with respect to the Institute, without terminating this Agreement as to Dr. Misch.

12.           Indemnification and Warranties.

(a)           Indemnification by the Company.  The Company shall defend, indemnify and hold Dr. Misch harmless from and against any and all claims, damages, suits actions, losses, costs and liability of any kind whatsoever (collectively, “Losses”) arising from any act or omission of the Company; provided, however, that such indemnification will not be applicable to the extent that any such Losses arise from or by reason of (i) the gross negligence or willful misconduct of Dr. Misch or (ii) Dr. Misch’s acts or omissions outside the scope of this Agreement, including, but not limited to, his clinical practice and his activities with the Institute.

(b)           Indemnification by Dr. Misch.  Dr. Misch shall defend, indemnify and hold the Company (including its stockholders, officers, directors, employees and agents) harmless from and against any and all Losses arising from any act or omission of any Misch Party, including, but not limited to, Dr. Misch’s clinical practice and his activities with the Institute; provided, however that such indemnification will not be applicable to the extent that any such Losses arise from or by reason of the gross negligence or willful misconduct of the Company.

(c)           No Conflicts; Authority.  Each of the Company, on the one hand, and the Misch Parties, on the other hand, represents and warrants to the other that such Party or Parties has fully disclosed to the other any outstanding obligations, agreements, commitments, liabilities or encumbrances affecting the disclosing Party’s ability to enter into and perform this Agreement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

and that such Party has the full authority and legal right (and, as applicable, has taken all required corporate action) to enter into and perform its obligations under this Agreement.

13.           Independent Contractor Status.  Nothing in this Agreement is intended to create, nor shall anything in this agreement be construed to create, any employment relationship between the Company and Dr. Misch or any partnership, joint venture or similar relationship between the Company and the PC or the Institute.  Dr. Misch, the PC and the Institute are independent contractors with respect to the Company.  Dr. Misch shall be solely responsible for paying all income, Social Security, Medicare and unemployment taxes or charges applicable to fees or other payments made to him by the Company and shall indemnify, defend and hold the Company harmless from and against any liability arising from the Company’s failure to pay or withhold for any such taxes or charges.  The Institute shall be solely responsible for paying all income and other taxes or charges applicable to fees or other payments made to it by the Company and shall indemnify, defend and hold the Company harmless from and against any liability arising from the Company’s failure to pay or withhold for any such taxes or charges.

14.           Successors and Assigns.  This Agreement is personal to Dr. Misch and the Institute, and neither Dr. Misch nor the Institute may assign or delegate any duties or obligations hereunder without the express prior written consent of the Company.  This Agreement shall be binding on, and shall inure to the benefit of, any successor by merger or consolidation to the Company or any entity to which the Company sells all or substantially all of its assets.

15.           Dispute Resolution.  In the event of any dispute or controversy concerning the interpretation or performance of this Agreement, the parties shall make good faith, diligent efforts to resolve such dispute or controversy without litigation.  If such efforts are unavailing, prior to commencing litigation the parties will submit such dispute or controversy to nonbinding mediation under the commercial mediation rules of the American Arbitration Association before a single mediator selected by the American Arbitration Association and reasonably acceptable to the Company and Dr. Misch.  Unless otherwise agreed by the parties and the mediator, such mediation shall take place in Birmingham, Alabama.

16.           Notices.  All notices required under this Agreement shall be deemed to have been properly given if sent to the Party to which such notice is directed at such Party’s address as shown on the signature pages hereof (provided, however, that notice delivered to Dr. Misch shall be deemed to constitute notice to the Institute and the PC as well) and sent by hand delivery, commercial overnight courier or United States registered or certified first class mail, postage prepaid and return receipt requested.  All such notices shall be deemed to have been given on the date of receipt or refusal.  Any Party may change the address for notices to such Party by written notice to the other parties.

17.           Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Alabama, applied without giving effect to any conflicts-of-law principles.

18.           Interpretation of Agreement.  Both parties have participated fully and equally in the negotiation and drafting of this Agreement, have had a full and adequate opportunity to review this Agreement and consult with their respective counsel concerning its terms and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

ramifications, and intend that this Agreement is to be interpreted according to its provisions.  No rule of construction shall be applied which creates any inference in favor of or against any Party by reason of such Party’s role in drafting and negotiating this Agreement.

19.           Amendments.  This Agreement shall not be modified or amended except by a written amendment signed by all parties.

20.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous understandings, negotiations or agreements with respect thereto, whether written or oral, including, but not limited to, the Prior Agreement, which is hereby amended, restated and superseded in its entirety by this Agreement.

21.           Captions; Counterparts.  The captions and headings used in this Agreement are for convenience of reference only and shall not be considered in construing or interpreting this Agreement.  This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the undersigned parties, with full authority, have executed this Agreement as of the day and year first above written, intending to be legally bound thereby.

BIOHORIZONS, INC.

By:	/s/ R. Steven Boggan
R. Steven Boggan
President and Chief Executive Officer

Address:	2300 Riverchase Center
Birmingham, AL 35244

/s/ Carl E. Misch
Carl E. Misch, D.D.S., an individual

Address:	3781 Indian Trail
Orchard Lake, MI 48324

MISCH IMPLANT INSTITUTE, INC.

By:	/s/ Carl E. Misch
Carl E. Misch, D.D.S.

Address:	16231 W. 14 Mile Rd.
Beverly Hills, MI 48025

CARL E. MISCH, D.D.S., P.C.

By:	/s/ Carl E. Misch
Carl E. Misch, D.D.S.

Address:	16231 W. 14 Mile Rd.
Beverly Hills, MI 48025

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.